FieldPoint Petroleum to Begin Drilling Second Well in Lea County, New Mexico

200 barrels of oil per day hedged at $95 thru December 31, 2012

AUSTIN, Texas June 25, 2012 /PRnewswire/ - FieldPoint Petroleum Corporation (NYSE/AMEX: FPP) announced today that drilling is expected to begin on the East Lusk 15 Federal #2 well in Lea County, New Mexico in July. The Company has an operating agreement with Cimarex Energy Co, (NYSE: XEC) www.cimarex.com, to drill this well that targets the Bone Spring formation.  The total cost for this well is expected to be approximately $7,000,000, with net cost to FieldPoint of approximately $3,100,000.

This horizontal well is planned to be drilled in a similar manner to the Company’s well #1 on this property, which was to drill vertically to a depth of approximately 9,500 feet, to the Bone Spring formation, and approximately 4,000 to 5,000 feet laterally within the formation to the bottom hole location.  The estimated time for drilling and completion is expected to be approximately 60 to 90 days.

FieldPoint is very pleased with the results seen so far from the East Lusk Federal #1 well and, although there is no guarantee that the second well will produce similar results, the Company is very encouraged by the fact that Cimarex Energy has drilled numerous successful wells in the Bone Spring play, and in this area.

FieldPoint’s President and CEO, Ray Reaves stated, “This horizontal well project was  originally announced in 2010, and produced the first well in December 2011.  If the results hold, we are extremely excited about the prospects of drilling a third well on this property. Our partner, Cimarex Energy is one of the best in the industry at completing wells in the Bone Spring formation."

Mr. Reaves went on to add, “I would also like to remind our shareholders at this time that our costless collar hedging program announced earlier this year has locked in 200 barrels of oil per day at a price of $95 through December 31 of this year.  This program is now providing us with the protection against volatile market pricing that we sought when it was initiated, and consequently we are able to continue our program of increasing both production and reserves to build greater shareholder value.”

FieldPoint will own a 43.75% working interest, Cimarex will own a 37.5% working interest, and other partners will own the remaining 18.75% working interest in the two planned wells.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com